Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information contact:
Cindy Roberts
Director of Investor Relations
817-224-1461
cindy.roberts@dyn-intl.com
DynCorp International Inc. Reports Fourth Quarter and
Fiscal 2008 Year-End Financial Results
•	2008 revenue increased $57.5 million to $2.14 billion, or 2.8%, year-over-year
•	Earnings per share increased to $0.84, or 71.4%, year-over-year
•	EBITDA was $174.8 million, an increase of $11.4 million over fiscal 2007
Falls Church, Va. — May 28, 2008 — DynCorp International Inc. (NYSE: DCP), a leading provider of specialized mission-critical technical services to civilian and military government agencies, today reports fiscal 2008 fourth quarter and fiscal 2008 full year financial results.
Fiscal 2008 Fourth Quarter Results
Revenue for the fiscal 2008 fourth quarter ended March 28, 2008 increased $20.6 million, or 3.7%, to $572.9 million, compared to revenue of $552.3 million for the fiscal 2007 fourth quarter. Revenue from the Government Services (GS) segment for the fourth quarter increased $17.6 million, or 4.9% over the comparable period in fiscal 2007. The higher GS revenue for the fourth quarter was attributable primarily to increased construction projects in Africa and Afghanistan. Revenue from the Maintenance and Technical Support Services (MTSS) segment increased $3.0 million, or 1.6% over the fiscal 2007 fourth quarter. The higher MTSS revenue was attributable to additional work associated with the Mine Resistant and Ambush Protected (MRAP) vehicle program and continued increases in support service levels for overhaul of aviation assets deployed primarily to Iraq and Afghanistan.
Operating income for the fiscal 2008 fourth quarter decreased 46.3% to $23.0 million, compared to operating income of $42.9 million for the fiscal 2007 fourth quarter. Operating margin for the fiscal 2008 fourth quarter was 4.0%, compared to operating margin of 7.8% in the fiscal 2007 fourth quarter. The decline in operating margin was primarily due to increased ongoing operating performance net of the recognition of $10.4 million in operating income related to claims on two aviation contracts during the fourth quarter of fiscal 2007. In addition, in the first quarter of fiscal 2009, the Company received an adverse decision in a lawsuit brought by a former subcontractor, which the Company intends to appeal. Combined with an increase in other unrelated legal reserves, this resulted in a $12.5 million reduction in operating income. During the fourth quarter, our support of transition activities under the linguist and translation services contract awarded in February 2008 to Global Linguist Solutions (GLS), the Company’s majority-owned joint venture, did not result in additional revenue due to the protest filed by the incumbent contractor and an associated stop-work order issued by the customer. As a result, the Company’s fourth quarter operating income was negatively impacted by GLS losses totaling $6.7 million, including $3.3 million of minority interest-related losses.

Net income for the fiscal 2008 fourth quarter was $9.8 million, or $0.17 per share, compared to net income of $18.9 million, or $0.33 per share, for the comparable period in fiscal 2007. The decrease in 2008 fourth quarter net income was due to the decline in operating income, discussed above, offset by lower net interest costs in fiscal year 2008.
Earnings before interest, taxes, depreciation, and amortization (EBITDA) for the 2008 fourth quarter decreased to $39.6 million, or 6.9% of revenue, from $55.8 million, or 10.1% of revenue, for the comparable period in fiscal 2007. The reduction in EBITDA was primarily due to the decline in operating income, discussed above.
Fiscal 2008 Full Year Results
Revenue for the fiscal year ended March 28, 2008 increased by $57.5 million, or 2.8%, to $2.14 billion, compared to revenue of $2.08 billion for the Company’s fiscal year ended March 30, 2007. Of the $57.5 million increase, $26.1 million was attributable to the GS segment and $31.4 million was attributable to the MTSS segment.
Revenue from the GS segment for fiscal year 2008 increased 1.9% over fiscal year 2007 to $1.4 billion. The GS revenue growth was primarily driven by increased construction-management services in regions such as Africa and Afghanistan, and increases in drug-eradication services. These increases were partially offset by a decrease in the Company’s law-enforcement and security services due to the transition of Company operations in Iraq from leased facilities to customer-provided facilities during the fiscal year and the conclusion of contingency and logistics services provided after Hurricane Katrina in 2007.
Revenue from the MTSS segment for fiscal year 2008 increased 4.5% over fiscal year 2007 to $734.8 million. MTSS revenue growth was primarily driven by increases in support requirements associated with the Company’s Life Cycle Contractor Support programs, primarily for deployments in Iraq and Afghanistan, increased work with MRAP vehicles, and new threat management systems in the Company’s Aviation & Maintenance Services unit. The MTSS revenue increase was partially offset by a temporary decline in maintenance and repair services provided by the Company’s Field Service Operations, which resulted from longer deployment cycles for equipment in Iraq and Afghanistan.

Operating income for fiscal year 2008 increased 5.7% to $120.0 million, compared to operating income of $113.5 for the Company’s fiscal year 2007. This increase represents an operating margin of 5.6% as compared to an operating margin of 5.5% in fiscal year 2007. The increased operating income and operating margin reflect year-over-year revenue growth and improved cost of operations. These increases resulted primarily from: (i) strong contract performance combined with the elimination of non-recurring write-offs from contract losses in fiscal year 2007 in our Law Enforcement & Security services unit, (ii) non-recurring costs associated with severance expenses for certain former executives and bonus compensation related to the Company’s IPO from fiscal year 2007, and (iii) lower year-over-year depreciation and amortization. These increases were partially offset by the legal and GLS start-up costs discussed above.
Net income was $48.0 million in fiscal year 2008, compared to $27.0 million in fiscal year 2007. This net income increase of 77.5% was due to the elements positively impacting operating income discussed above, reduced net interest costs, increased affiliate income, and a lower effective tax rate. Earnings per share for fiscal year 2008 increased 71.4% to $0.84 per share from $0.49 per share in fiscal year 2007.
EBITDA in fiscal year 2008 increased 7.0% to $174.8 million, or 8.2% of revenue, compared to EBITDA of $163.4 million, or 7.8% of revenue, in fiscal year 2007. EBITDA growth was primarily driven by our improved operating income, discussed above, which was partially offset by legal and GLS startup costs totaling $15.9 million incurred during the fourth quarter of fiscal year 2008.
Operating cash flow decreased 51.2% to $42.4 million in fiscal year 2008 compared to $86.8 million in fiscal year 2007. The decrease was driven by increases in working capital, primarily increased accounts receivable, offset by higher net income. Days sales outstanding (DSO) was 73 days at the end of fiscal year 2008, compared to 67 days at the end of fiscal year 2007.
Net debt, which is total debt less cash and cash equivalents, was $507.8 million on March 28, 2008, a reduction of $20.7 million year-over-year.
Backlog decreased 2.8% to $6.0 billion as of March 28, 2008. The decrease in backlog is primarily due to a general shift by government customers to Indefinite Delivery/Indefinite Quantity (IDIQ) contracts, which generally consist of short-term task orders that do not typically have as significant an impact on backlog as other contract vehicles.
Fiscal 2009 Guidance
The Company is issuing the following guidance for fiscal year 2009 ending April 3, 2009, based on its current backlog and management’s estimate of future contract awards. This guidance represents a significant increase from our fiscal year 2008 results primarily due to the estimated impact from the GLS operation.
FY 2009

Revenue	$2,825 to $2,925 million
Adjusted EBITDA	$205 to $215 million
Diluted earnings per share	$1.25 to $1.35

Conference Call
The Company will host a conference call at 8:30 a.m. EST on Thursday, May 29, 2008 to discuss fourth quarter and full year fiscal 2008 financial results. To participate in the conference call, dial (866) 871-0758 and enter conference ID number 44822839. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 9:30 a.m. EST on May 29, 2008, through 11:59 a.m. EST on June 12, 2008. To access the replay, please dial (800) 642-1687 or (706) 645-9291 and enter ID number 44822839.
About DynCorp International
DynCorp International is a leading provider of specialized mission-critical technical services to civilian and military government agencies worldwide, and operates major programs in law enforcement training and support, security services, base operations, aviation services, contingency operations, logistics support and linguist services. Headquartered in Falls Church, Va., DynCorp International has approximately 15,000 employees worldwide. For more information, visit www.dyn-intl.com.
Reconciliation to GAAP
In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures and for share amounts used to derive earnings per share, please see the financial schedules accompanying this release.
Forward-looking Statements
Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenue and profitability. All of these forward-looking statements are based on estimates and assumptions made by the Company’s management that, although believed by the Company to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors outside of the Company’s control that may cause its business, strategy or actual results or events to differ materially from the statements made herein. These risks and uncertainties may include, but are not limited to, the following: changes in the demand for services the Company provides; additional work awarded under the Civilian Police and International Narcotics and Law Enforcement contracts; pursuit of new commercial business in the U.S. and abroad; activities of competitors including bid protests; changes in significant operating expenses; changes in availability of capital; general economic and business conditions in the U.S. and abroad; acts of war or terrorist activities; variations in performance of financial markets; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

DYNCORP INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Quarter-To-Date		Year-To-Date
	March 28, 2008	March 30, 2007	March 28, 2008	March 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$572,908	$552,330	$2,139,761	$2,082,274

Cost of services	(501,604)	(474,260)	(1,859,666)	(1,817,707)
Selling, general and administrative expenses	(38,003)	(24,776)	(117,919)	(107,681)
Depreciation and amortization expense	(10,272)	(10,396)	(42,173)	(43,401)

Operating income	23,029	42,898	120,003	113,485

Other (expense) income:
Interest expense	(13,127)	(14,355)	(55,374)	(58,412)
Interest expense on mandatory redeemable shares	—	—	—	(3,002)
Loss on early extinguishment of debt and preferred stock (1)	—	—	—	(9,201)
Earnings from affiliates, net of dividends	1,438	1,590	4,758	2,913
Interest Income	860	695	3,062	1,789
Other income, net	361	—	199	—

Income before income taxes	12,561	30,828	72,648	47,572
Provision for income tax	(6,083)	(11,903)	(27,999)	(20,549)

Income before minority interest	6,478	18,925	44,649	27,023
Minority interest	3,306	—	3,306	—

Net income	$9,784	$18,925	$47,955	$27,023

Earnings per share:
Basic	$0.17	$0.33	$0.84	$0.49
Diluted	$0.17	$0.33	$0.84	$0.49

Average shares outstanding
Basic	57,000	57,000	57,000	54,734
Diluted	57,001	57,000	57,004	54,734

EBITDA (2)	$39,562	$55,780	$174,820	$163,438
EBITDA margin	6.9%	10.1%	8.2%	7.8%

Operating cash flow	$91,617	$41,049	$42,361	$86,836

	Quarter-To-Date		Year-To-Date
	March 28,2008	March 30, 2007	March 28, 2008	March 30,2007
(% of Revenue)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	100.00%	100.00%	100.00%	100.00%

Cost of services	(87.6%)	(85.9%)	(86.9%)	(87.3%)
Selling, general and administrative expenses	(6.6%)	(4.5%)	(5.5%)	(5.2%)
Depreciation and amortization expense	(1.8%)	(1.9%)	(2.0%)	(2.1%)

Operating income	4.0%	7.8%	5.6%	5.5%

Other (expense) income:
Interest expense	(2.3%)	(2.6%)	(2.6%)	(2.8%)
Interest expense on mandatory redeemable shares	0.0%	0.0%	0.0%	(0.1%)
Loss on early extinguishment of debt and preferred stock (1)	0.0%	0.0%	0.0%	(0.4%)
Net earnings from affiliates	0.3%	0.3%	0.2%	0.1%
Interest income	0.2%	0.1%	0.1%	0.1%
Other, net	0.1%	0.0%	0.0%	0.0%

Income before income taxes	2.2%	5.6%	3.4%	2.3%
Provision for income tax (as a percentage of income before income tax)	(48.4%)	(38.6%)	(38.5%)	(43.2%)
Income before minority interest	1.1%	3.4%	2.1%	1.3%
Minority interest	0.6%	0.0%	0.2%	0.0%

Net income	1.7%	3.4%	2.2%	1.3%

(1) Represents the premium associated with the redemption of all of the outstanding preferred stock, premium on the redemption of a portion of the senior subordinated notes and write-off of deferred financing costs associated with the early retirement of a portion of the senior subordinated notes.
(2) EBITDA is a primary component of certain covenants under our senior secured credit facility and is defined as net income before interest expense, income taxes, depreciation and amortization. We believe that EBITDA is useful to investors as a way to evaluate our ability to incur and service debt, make capital expenditures and meet working capital requirements. EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles (GAAP), and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. EBITDA as presented in this press release is not necessarily comparable to similarly titled measures reported by other companies.

DYNCORP INTERNATIONAL INC.
RECONCILIATION OF NET INCOME TO EBITDA
(In thousands)

	Quarter-To-Date		Year-To-Date
	March 28, 2008	March 30, 2007	March 28, 2008	March 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income	$9,784	$18,925	$47,955	$27,023
Income tax provision	6,083	11,903	27,999	20,549
Interest expense	13,127	14,355	55,374	58,412
Interest expense on mandatory redeemable shares	—	—	—	3,002
Loss on early extinguishment of debt and preferred stock (1)	—	—	—	9,201
Depreciation and amortization	10,568	10,597	43,492	45,251

EBITDA	$39,562	$55,780	$174,820	$163,438

(1) Represents the premium associated with the redemption of all of the outstanding preferred stock, the premium on the redemption of a portion of the senior subordinated notes and the write-off of deferred financing costs associated with the early retirement of a portion of the senior subordinated notes.

DYNCORP INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	As of
	March 28, 2008	March 30, 2007
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$47,955	$27,023
Adjustments to reconcile net income to net cash provided by operating activities from continuing operations:
Depreciation and amortization	43,492	45,251
Minority Interest	(3,306)	2,657
Loss on early extinguishment of preferred stock	—	5,717
Amortization of deferred loan costs	3,015	3,744
Recovery of losses on accounts receivable	(923)	(2,500)
Earnings from affiliates, net of dividends received	(2,106)	(2,913)
Deferred income taxes	(694)	(14,010)
Equity-based compensation	4,599	2,353
Excess tax benefits from equity-based compensation	(686)	(495)
Other	5	—
Changes in assets and liabilities:
Restricted cash	8,916	(20,224)
Accounts receivable	(49,675)	(19,255)
Prepaid expenses and other assets	(36,129)	(25,165)
Accounts payable and accrued liabilities	31,679	82,427
Redeemable preferred stock dividend	—	(3,695)
Income taxes payable	(3,781)	5,921

Net cash provided by operating activities	42,361	86,836

Cash flows from investing activities:
Purchase of property and equipment	(6,081)	(7,037)
Purchase of computer software	(1,657)	(2,280)
Other assets	(3,568)	1,722

Net cash used by investing activities	(11,306)	(7,595)

Cash flows from financing activities:
Net proceeds from initial public offering	—	346,483
Redemption of preferred stock	—	(216,126)
Payment of special class B distribution	—	(100,000)
Payments on long-term debt	(37,832)	(30,556)
Premium paid on redemption of senior subordinated notes	—	(2,657)
Premium paid on redemption of preferred stock	—	(5,717)
Payment of deferred financing costs	—	(640)
Excess tax benefits from equity-based compensation	686	11,359
(Payments) borrowings under other financing arrangements	(10,985)	495

Net cash (used) provided by financing activities	(48,131)	2,641

Net (decrease) increase in cash and cash equivalents	(17,076)	81,882
Cash and cash equivalents, beginning of period	102,455	20,573

Cash and cash equivalents, end of period	$85,379	$102,455

DYNCORP INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 28,2008	March 30, 2007
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$85,379	$102,455
Restricted cash	11,308	20,224
Accounts receivable, net of allowances of $268 and $3,428	513,312	461,950
Prepaid expenses and other current assets	109,027	69,487
Deferred income taxes	17,341	12,864

Total current assets	736,367	666,980

Property and equipment, net	15,442	12,646
Goodwill	420,180	420,180
Tradename	18,318	18,318
Other intangibles, net	176,146	214,364
Other assets	18,088	16,954
Deferred income taxes	18,168	13,459

	666,342	695,921

Total assets	$1,402,709	$1,362,901

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current notes and loans	$3,096	$37,850
Accounts payable	148,787	127,282
Accrued payroll and related costs	85,186	88,929
Other accrued expenses	129,240	116,308
Income taxes	8,245	13,682

Total current liabilities	374,554	384,051

Long-term debt, less current portion	590,066	593,144
Other long-term liabilities	13,804	6,032

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value — 232,000 shares authorized; 57,000 shares issued and outstanding	570	570
Additional paid-in capital	357,026	352,245
Retained earnings	73,603	27,023
Accumulated other comprehensive loss	(6,914)	(164)

Total shareholders’ equity	424,285	379,674

Total liabilities and shareholders’ equity	$1,402,709	$1,362,901

DYNCORP INTERNATIONAL INC.
OTHER CONTRACT DATA
(In millions)

	As of
	March 28, 2008	March 30, 2007
	(unaudited)	(unaudited)
Backlog(1):
Funded backlog	$1,164	$1,402
Unfunded backlog	4,797	4,730

Total backlog (2)	$5,961	$6,132

Estimated remaining contract value(3)	$7,485	$8,991
(1) Backlog consists of orders and options under our contracts. We define contracted backlog as the estimated value of contract awards received from customers that have not been recognized as sales. Our backlog consists of funded and unfunded backlog. Funded backlog is based upon amounts actually appropriated by a customer for payment of goods and services less actual revenue recorded as of the measurement date under that appropriation. Unfunded backlog is the actual dollar value of unexercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These options may be exercised at the sole discretion of the customer. It has been our historical experience, however, that the customer has exercised contract options.
(2) As of March 28, 2008 and March 30, 2007, the backlog related to GLS was $3.5 billion and $3.3 billion, respectively, and is included in the table above.
(3) Estimated remaining contract value represents the aggregate contract revenue we estimate will be earned over the remaining life of certain contracts. When more than one company is awarded a contract for a given work requirement, we include in estimating remaining contract value only our estimate of the contract revenue we expect to earn over the remaining term of the contract. Funded backlog is based upon amounts actually appropriated by a customer for payment for goods and services. Because the U.S. federal government operates under annual appropriations, agencies of the U.S. federal government typically fund contracts on an incremental basis. Accordingly, the majority of the estimated remaining contract value is not funded backlog. Our estimated remaining contract value is based on our experience under contracts and we believe our estimates are reasonable. However, there can be no assurance that our existing contracts will result in actual revenue in any particular period or at all. These amounts could vary depending upon government policies, government budgets, and appropriations.